EXHIBIT 99.9

From: Klinger, Mike
Sent: Tuesday, March 17, 2009 10:18 AM
To: Robert L. Chapman, Jr.
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): EDC: Personnel: Unauthorized/Notified (by CEO) Retention Bonus Letters Dated 01/08/2009

March 17, 2009

RLCjr

I have read the email below. I agree that I failed to notify you of the Rentention Bonus Letters dated 01/08/2009, thus you didn’t approval the issuance of the letters. I recognize that you should have been informed and thus involved prior to the issuance of the letters on 01/08/2009. I made a regretable mistake and for that I am sorry. Overnight and this morning, I have had time to separate facts from expectations. Last night during your interview, I was attempting to explain the curcomstances verses answering your directed questions.

To address my responses to your questionsing listed below in red, I will summarize my comments. Throughout the Sapphire Deal transaction period (August, 2008 to January, 2009) spreadsheets containing the severance calculation also included an estimate for the “second payment”- I agree that this level of detail wasn’t supplied to the Board. I should have questioned the acceptance of this expectation instead of assuming that it was a given. Further, I wrongly accepted, without challenging, the payments could occur if approved by TC. I further accepted, without challenging, verbal and email direction instead of obtaining written documentation. My only other comment related to my responses in red relates to the 12/15/08 commentary: “I felt that I had the authority”….. I would like to add that I discussed the severe issues related to the movement of printed materials with TC and it is under his authority that I was refering to.

In hindsight, my actions were wrong and I should have required written approvals from the Compensation Committee after confiring with either you or T/C and Clarke (prior to January, 2009). I can assure you that I will be a sharper “financial gatekeeper” going forward.

MWK